Exhibit 99.1

Zynga Appoints Noel Watson to Board of Directors

SAN FRANCISCO, July 16, 2020 (Business Wire) -- Zynga Inc. (Nasdaq:ZNGA), a global leader in interactive entertainment, today announced that Noel Watson, Chief Financial Officer at TrueCar Inc., joined the company's Board as an independent director.  A skilled executive with a wealth of experience in building digital services and leading teams, Noel Watson becomes the ninth member of Zynga's Board of Directors.

“Noel brings to Zynga more than 20 years of successful financial and operating leadership,” said Frank Gibeau, Chief Executive Officer at Zynga.  “His extensive experience with high growth digital services and strong track record with mergers and acquisitions will be powerful additions to our company.  We are excited to welcome Noel to Zynga’s Board of Directors and Audit Committee.”

Mr. Watson joined TrueCar Inc., a leading automotive digital marketplace focused on creating the most innovative and efficient experience for car buyers, in 2019 as the company’s CFO, leading financial operations including accounting and investor relations.  Prior to TrueCar, Mr. Watson held the position of Chief Accounting Officer at TripAdvisor Inc., the world’s largest travel platform with over 400 million unique monthly site visitors. He began his career as a certified public accountant at Arthur Andersen LLP and subsequently held management positions at Boston based technology firms ArrAy Inc. and Way Systems prior to joining TripAdvisor in 2006.  Mr. Watson holds a bachelor’s degree in accounting from Bryant University.

“I am excited to be joining Zynga’s Board of Directors during this dynamic period of growth for the company in its mission to connect the world through games,” said Noel Watson.  “With the increasing penetration and use of mobile phones, and the more than 2.5 billion people globally playing games by the end of 2020, Zynga is incredibly well positioned to be a force in digital entertainment, built around iconic brands and experiences that people love.”

“After months of conversation, I could not be more pleased that Noel Watson is joining Zynga’s Board of Directors,” said Ellen Siminoff, Director and Chair of the Nominating and Governance Committee at Zynga.  “With more growth ahead for Zynga, Noel’s experience and perspective will be instrumental in our continued success. Noel brings with him a proven ability to lead and execute, and his point of view will be invaluable for our company.”

Zynga's distinguished Board members include Frank Gibeau, Regina Dugan, William "Bing" Gordon, Louis Lavigne Jr., Carol Mills, Mark Pincus, Janice Roberts, and Ellen Siminoff.  On Zynga's Board, Mr. Watson will serve on the Audit Committee alongside members Louis Lavigne, Jr., Carol Mills, and Ellen Siminoff.

Editor’s Note:

Key art and photography assets available for use = https://bit.ly/ZyngaBODAnnouncement

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR RacingTM, Empires & PuzzlesTM, Merge Dragons!TM, Merge Magic!TM, Toon Blast™, Toy Blast™, Words With FriendsTM and Zynga PokerTM. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward-Looking Statements

This press release contains forward-looking statements regarding our expectations related to growth in Zynga’s business and the mobile game industry. Forward-looking statements often include words such as “next,” “intend,” “will,” “anticipate,” “believe,” “ahead,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Contacts:

Zynga Investor Relations:

Rebecca Lau

Investors@zynga.com

Zynga Press:

Sarah Ross

Sarah@zynga.com